Exhibit 99.1

Silver Star Proxy Discussion

October 16, 2025

Al Hartman

For shareholder information only. Not legal, financial, or investment advice. Statements may include opinions or forward-looking information subject to change.

Disclosure: The financial figures and related information contained herein are approximations based on publicly available data, management estimates, and inferred information. Silver Star Properties REIT, Inc. has not published recent audited financial statements, and as such, actual results may differ materially from the estimates presented.

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For shareholder information only. Not legal, financial, or investment advice. Statements may include opinions or forward-looking information subject to change.